Exhibit 11.1

                    SUNRISE INTERNATIONAL LEASING CORPORATION

                     PER SHARE EARNINGS (LOSS) COMPUTATIONS

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

                                                      Years Ended March 31,
                                                 1998          1997           1996
                                              -----------   -----------    -----------

Basic Earnings Per Share:

   Weighted average number of common shares
     outstanding                                7,658,000     7,189,000      7,189,000

         Net income (loss)                    $ 2,191,000   $(2,547,000)   $ 2,503,000
                                              ===========   ===========    ===========

         Basic Earnings Per Share             $      0.29   $     (0.35)   $      0.35
                                              ===========   ===========    ===========

    Diluted Earnings (Loss) Per Share

   Weighted average number of common shares
     outstanding                                7,658,000     7,189,000      7,189,000
   Common share equivalents from assumed
     exercise of options and warrants              18,000        56,000         32,000
                                                            -----------    -----------
Total shares                                    7,676,000     7,245,000      7,221,000
                                              ===========   ===========    ===========

         Net income (loss)                    $ 2,191,000   $(2,547,000)   $ 2,503,000
                                              -----------   ===========    ===========

         Diluted Earnings Per Share           $      0.29   $     (0.35)   $      0.35
                                              ===========   ===========    ===========


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